Exhibit 99.1

United States Oil and Gas Corp Secures Extension on Note’s Maturity to 2012

AUSTIN, TX, January 5, 2011 -- United States Oil and Gas Corp, listed on the OTCQB (OTCQB: USOG), is pleased to announce that it has successfully negotiated the extension of its Promissory Note dated March 3, 2010 by and between USOG and Jeff Turnbull (the “Note”). The Note will now mature on December 31, 2012, rather than December 31, 2010. The Note was issued for the purpose of acquiring Turnbull Oil in May 2009 as a wholly owned operating subsidiary.

CEO Alex Tawse commented, “This extension reflects our good working relationship with Mr. Turnbull and provides added flexibility to eliminate our debt obligations over time. In addition, we expect to consolidate on a tax basis both of our subsidiaries in order to increase the bottom line. This is a great start to the year and a significant event for the Company.”

About USOG

United States Oil and Gas Corp (OTCQB: USOG) is an oil and gas products, services and technology company. Through our subsidiaries, we market and distribute refined oil and gas (diesel, gasoline, propane, high octane racing fuels and lubricants) to wholesale and retail customers in the United States. We own all of the plant storage, transportation and maintenance equipment used at our locations in Plainville, Utica, and Palco, Kansas. We own and operate a gas station and convenience store in Belcourt, and hold approximately six acres of developable land in Bottineau, North Dakota. We are focused on acquiring and growing domestic mid size family-run oil and gas services businesses with historically profitable results, strong balance sheets, high profit margins, and solid management teams in place. Headquartered in Austin, Texas, the company reported 2009 annual revenue of $9.4 million and first nine months 2010 revenue of $17.7 million.

The Company has tried to identify any forward-looking statements contained in this press release using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The Company undertakes no obligation to update or provide advice in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements. Refer to “Item 1A – Risk Factors” in our registration on Form 10 filed with the Securities and Exchange Commission for a discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Contact:
James Crimi
Investor Relations
+1-512-464-1225
investor.relations@usaoilandgas.com